As filed with the Securities and Exchange Commission on August 12, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
The Securities Act of 1933

BankUnited, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-0162450
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

14817 Oak Lane Miami Lakes, FL	33016
(Address of Principal Executive	(Zip Code)
Offices)

Employment Inducement Awards

(Full Title of the Plan)

John A. Kanas
Chairman, President and Chief Executive Officer
BankUnited, Inc.
14817 Oak Lane
Miami Lakes, FL 33016
(Name and address of agent for service)

(305) 569-2000
(Telephone number, including area code, of agent for service)

Copy to:

Richard B. Aftanas, Esq.
Dwight S. Yoo, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	9,000 shares	$30.305	(2)	$272,745.00	$37.20

(1)         These shares of common stock are being registered for issuance under the agreements for the Employment Inducement Awards by and between BankUnited, Inc. and the participants named therein.  Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional shares of common stock which may become issuable under the Employment Inducement Awards being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)         Computed in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on August 7, 2013.

EXPLANATORY NOTE

BankUnited, Inc., a Delaware corporation (the “Registrant”), approved the grant of employment inducement awards in the form of restricted shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), to four new employees on August 7, 2013.  The total number of restricted shares of Common Stock awarded to these employees was 9,000 shares (the “Restricted Shares”).

The Restricted Share awards are granted outside of the Registrant’s 2010 Omnibus Equity Incentive Plan (the “Plan”), but, except as set forth in the employment inducement awards agreements, will generally be subject to the same terms and conditions as apply to restricted shares granted under the Plan.  The Compensation Committee of the Registrant’s Board of Directors approved these employment inducement awards in reliance on the employment inducement exception to shareholder approval provided under New York Stock Exchange Listed Company Manual Section 303A.08.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

*                      The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to employees or officers as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a)                                 The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 25, 2013;

(b)                                 The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2013 filed with the SEC on May 9, 2013;

(c)                                  The Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 filed with the SEC on August 8, 2013;

(d)                                 The Registrant’s Current Reports on Form 8-K filed with the SEC on March 13, 2013, April 23, 2013, May 30, 2013 and July 2, 2013;

(e)                                  The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2013 and May 15, 2013, that are incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012; and

(f)                                   The description of the Registrant’s Common Stock contained in the registration statement on Form 8-A (File No. 001-35039) filed with the SEC on January 18, 2011 to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

None.

Item 6.         Indemnification of Directors and Officers.

The Delaware General Corporation Law (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties.  The Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, the Registrant shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the Registrant’s Board of Directors.

In addition, the Registrant’s amended and restated certificate of incorporation provides that the Registrant must indemnify its directors and officers to the fullest extent authorized by law.  The Registrant is also required to advance certain expenses to its directors and officers and carry directors’ and officers’ insurance providing indemnification for the Registrant’s directors and officers for some liabilities.  The Registrant believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Article VIII of the Registrant’s amended and restated by-laws provide persons who are or were officers and directors of the Registrant with certain other indemnification rights consistent with Delaware law.

The Registrant is also a party to certain indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s amended and restated certificate of incorporation and by-laws against (i) any and all liabilities, expenses, damages, judgments, fines, penalties, ERISA excise taxes, interest and amounts paid in settlement of any claim with the Registrant’s approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of the Registrant’s indebtedness, and (iii) any liabilities incurred as a result of acting behalf of the Registrant (as a fiduciary or otherwise) in connection with an employee benefit plan or any related trust or funding mechanism. Each indemnification agreement provides for the advancement or payment of expenses to the indemnitee and for reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Registrant’s amended and restated certificate of incorporation and by-laws.

The Registrant maintains director and officer liability insurance coverage for its directors and officers and those of its subsidiaries. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.         Exemption from registration claimed.

Not applicable.

Item 8.         Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2)                                 That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami Lakes, State of Florida, on this 12th day of August 2013.

BANKUNITED, INC.

By:	/s/ Leslie Lunak
	Name:	Leslie Lunak
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of BankUnited, Inc. hereby constitutes and appoints each of John A. Kanas, Leslie Lunak and Rajinder P. Singh as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name, place and stead and on his or her behalf, and in any and all capacities, to sign any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done or performed in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ John A. Kanas	Chairman, President and Chief Executive Officer and Director	August 12, 2013
John A. Kanas	(Principal Executive Officer)

/s/ Leslie Lunak	Chief Financial Officer	August 12, 2013
Leslie Lunak	(Principal Financial and Accounting Officer)

/s/ Rajinder P. Singh	Chief Operating Officer and Director	August 12, 2013
Rajinder P. Singh

/s/ Chinh E. Chu	Director	August 12, 2013
Chinh E. Chu

/s/ Sue M. Cobb	Director	August 12, 2013
Ambassador Sue M. Cobb

/s/ Eugene F. DeMark	Director	August 12, 2013
Eugene F. DeMark

/s/ Michael J. Dowling	Director	August 12, 2013
Michael J. Dowling

/s/ Thomas M. O’Brien	Director	August 12, 2013
Thomas M. O’Brien

/s/ Wilbur L. Ross, Jr.	Director	August 12, 2013
Wilbur L. Ross, Jr.

/s/ Pierre Olivier Sarkozy	Director	August 12, 2013
Pierre Olivier Sarkozy

/s/ Lance N. West	Director	August 12, 2013
Lance N. West

EXHIBIT INDEX

Exhibit No.	Description

3.1

BankUnited, Inc.’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of BankUnited, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 31, 2011)

3.2

BankUnited, Inc.’s Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 of BankUnited, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 31, 2011)

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 of BankUnited, Inc’s Registration Statement on Form S-1 filed with the SEC on January 18, 2011)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of KPMG LLP

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Form of the Restricted Shares Award Agreement